                                                                EXHIBIT (a)(12)

        150 ALHAMBRA CIRCLE, SUITE 900  .  CORAL GABLES, FLORIDA 33134
                 PHONE: (305) 446-8000  .  FAX: (305) 446-8128

NEWS RELEASE

FOR IMMEDIATE RELEASE                                COMPANY CONTACT
                                                     Eric Lomas
                                                     Chairman
                                                     Telephone: (212) 759-9080

                                                     Gilles Guinchard
                                                     President &
                                                     Chief Executive
                                                     Officer
                                                     Telephone: (305) 446-8000

                   REXEL, INC. REPORTS THIRD QUARTER RESULTS
                      CORAL GABLES, FL--OCTOBER 21, 1997

  Gilles Guinchard, President & CEO of Rexel, Inc. (NYSE-RXL), announced that earnings per share for the third quarter of 1997 increased to $.34 per share from $.29 per share in the third quarter of 1996 on a 19.7% increase in net income from $7.5 million to $9.0 million. Earnings per share for the nine months ended September 30, 1997 increased to $.95 per share from $.80 for the first nine months of 1996 on a 20.5% increase in net income from $20.7 million to $24.9 million.

  Sales for the third quarter ended September 30, 1997 were up 21.6% (9.7% on same branch sales) to $361.7 million compared to third quarter 1996 sales of $297.4 million. For the nine months ended September 30, 1997, sales were up 20.4% (7.8% on same branch sales) to $1,028.6 million from $854.0 million for the first nine months of 1996.

  Sales for 1997 include $115.5 million and $43.3 million for the nine months and quarter ended September 30, 1997, respectively, for Utility Products Supply, Cable & Connector Warehouse, Southland Electrical and Chemco Electric Supply, acquired, respectively, on August 7, 1996, November 12, 1996, January 17, 1997 and April 29, 1997.

  On Monday, October 20, 1997, the Company announced that, pursuant to a recently executed merger agreement, its majority stockholder Rexel, S.A. of Paris, France, was launching a tender offer to purchase all of the outstanding stock of the Company not beneficially owned by Rexel, S.A. at a price of $22.50 per share in cash. The agreement was recommended by a special committee of the Company's Board of Directors and approved by the Company's directors. The tender offer will be commenced this week.

  On October 15, 1997, the Company completed its previously announced agreement to sell its Utility Products Division based in Fort Worth, Texas to Cummin Holdings, Inc. for cash of approximately $30 million. The Utility Products Division had sales of $36.3 million and $99.6 million, respectively, for the quarter and nine months ended September 30, 1997.

  Previously, the Company announced that it had reached agreements to acquire, in separate transactions, Pacific Electrical Supply, Inc. based in San Leandro, California and Taylor Electric Supply, Inc. based in Portland, Oregon for total consideration of approximately $40 million in cash. Both transactions are expected to close in the next few weeks.

  Rexel, Inc. is a major electrical supplies distributor in the U.S. Rexel, S.A. is the majority shareholder of Rexel, Inc. Rexel, S.A. is headquartered in Paris, France and is listed on the Paris Stock Exchange. Rexel, S.A., operating through its affiliated companies, including Rexel, Inc., is the largest electrical supplies distributor in the world with operations in 17 countries.

                                  REXEL, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                 (000'S OMITTED, EXCEPT FOR PER SHARE AMOUNTS)

                                                               THREE MONTHS
                                          NINE MONTHS ENDED   ENDED SEPTEMBER
                                            SEPTEMBER 30,           30,
                                         ------------------- -----------------
                                            1997      1996     1997     1996
                                         ---------- -------- -------- --------
                                             (UNAUDITED)        (UNAUDITED)
Net sales............................... $1,028,577 $854,023 $361,743 $297,375
Cost of goods sold......................    817,210  675,829  288,248  236,506
                                         ---------- -------- -------- --------
  Gross profit..........................    211,387  178,194   73,495   60,869
Selling and administrative expenses.....    163,814  138,251   56,544   46,757
                                         ---------- -------- -------- --------
  Operating profit......................     47,553   39,943   16,951   14,112
                                         ---------- -------- -------- --------
Interest expense........................      4,690    3,679    1,549    1,136
                                         ---------- -------- -------- --------
Other income (expense)--net.............        506      259      253       17
                                         ---------- -------- -------- --------
Income from operations before income
 taxes..................................     43,369   36,523   15,655   12,993
Provision for income taxes..............     18,432   15,824    6,653    5,471
                                         ---------- -------- -------- --------
Net income.............................. $   24,937 $ 20,699 $  9,002 $  7,522
                                         ========== ======== ======== ========
Income per common share................. $     0.95 $   0.80 $   0.34 $   0.29
                                         ========== ======== ======== ========
Average number of common and common
 equivalent shares......................     26,194   25,986   26,280   25,958
                                         ========== ======== ======== ========

                                  REXEL, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                (000'S OMITTED)

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1997          1996
                                                     ------------- ------------
ASSETS
Current Assets:
  Cash..............................................   $ 24,190      $ 14,396
  Accounts and Notes Receivable--Net................    197,850       155,450
  Inventories.......................................    126,888       117,667
  Prepaid Expenses and Other Current Assets.........      9,657        10,423
  Income Taxes Receivable...........................      1,547             0
  Deferred Income Taxes.............................      3,870         3,747
                                                       --------      --------
    Total Current Assets............................    363,802       302,673
Investments and Noncurrent Receivables..............        173           814
Fixed Assets--Net...................................     46,564        48,218
Other Assets........................................      3,938         3,286
Goodwill--Net.......................................     91,023        73,947
                                                       --------      --------
                                                       $505,500      $428,938
                                                       ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Short-Term Debt...................................   $ 43,500      $ 25,500
  Current Portion of Long-Term Debt.................      7,770         7,737
  Accounts and Notes Payable--Trade and Other
   Liabilities......................................    200,904       161,377
  Income Taxes Payable..............................          0         2,186
                                                       --------      --------
    Total Current Liabilities.......................    252,174       196,800
Long-Term Debt......................................     21,986        29,582
Other Long-Term Liabilities.........................      2,894         3,476
Deferred Income Taxes...............................      3,338         2,973
Stockholders' Equity................................    226,108       196,107
                                                       --------      --------
                                                       $505,500      $428,938
                                                       ========      ========

                                  REXEL, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                (000'S OMITTED)

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1997          1996
                                                     ------------- ------------
ASSETS
Current Assets:
  Cash..............................................   $ 24,190      $ 14,396
  Accounts and Notes Receivable--Net................    197,650       156,450
  Inventories.......................................    126,888       117,657
  Prepaid Expenses and Other Current Assets.........      9,657        10,423
  Income Taxes Receivable...........................      1,547             0
  Deferred Income Taxes.............................      3,870         3,747
                                                       --------      --------
    Total Current Assets............................    363,802       302,673
Investments and Noncurrent Receivables..............        173           814
Fixed Assets--Net...................................     46,564        48,218
Other Assets........................................      3,938         3,286
Goodwill--Net.......................................     91,023        73,947
                                                       --------      --------
                                                       $505,500      $428,938
                                                       ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Short-Term Debt...................................   $ 43,500      $ 25,500
  Current Portion of Long-Term Debt.................      7,770         7,737
  Accounts and Notes Payable--Trade and Other Lia-
   bilities.........................................    200,904       161,377
  Income Taxes Payable..............................          0         2,186
                                                       --------      --------
    Total Current Liabilities.......................    252,174       196,800
Long-Term Debt......................................     21,986        29,582
Other Long-Term Liabilities.........................      2,894         3,476
Deferred Income Taxes...............................      3,338         2,973
Stockholders' Equity................................    226,108       196,107
                                                       --------      --------
                                                       $505,500      $428,938
                                                       ========      ========

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